UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 14, 2018

Escalon Medical Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	000-20127	330272839
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

435 Devon Park Drive, Suite 100, Wayne, Pennsylvania		19087
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-688-6830

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

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Item 1.01 Entry into a Material Definitive Agreement.

On February 14, 2018, Escalon Medical Corp. (the "Company") entered into a Debt Exchange Agreement (the "Exchange Agreement") with Richard J. DePiano Sr. ("Mr. DePiano") and DP Associates Inc. Profit-Sharing Plan of which Mr. DePiano is the sole owner and sole trustee (the "Holders"). Pursuant to the terms of the Exchange Agreement, effective 12:01 a.m. February 15, 2018, the Holders are exchanging a total of $645,000 principal amount of debt the Company owes the Holders under factoring agreements and notes (the "Notes") the Company entered into with the Holders in February and March of 2016 for 2,000,000 shares of Series A Convertible Preferred Stock (the "Preferred Stock").

Each share the Preferred Stock entitles the Holder thereof to 13 votes per share and will vote together with all other classes and series of stock of the Company as a single class on all actions to be taken by the Company’s stockholders. As a result of this voting power, the Holders currently beneficially own approximately 77.49% of the voting power on all actions to be taken by the Company’s shareholders.

If the Holders were to convert their shares of Preferred Stock into Common Stock at the Conversion Ratio described in Item 5.03 of this Form 8-K, the Holders would receive a total of 4,300,000 shares of Common Stock, or approximately 36.28% of the currently outstanding shares of Common Stock assuming such conversion.
The terms of the Preferred Stock are described in Item 5.03 of this Form 8-K report and are incorporated by reference to this Item 1.01.
Mr. DePiano is currently the Chairman of the Board of the Company, and his son is Richard J. DePiano, Jr., the President and Chief Executive Officer of the Company.
The Exchange Agreement, the terms of the Preferred Stock and the transaction (the "Exchange Transaction") contemplated by the Exchange Agreement were approved on behalf of the Company in December 2018 by a special committee of the Board of Directors consisting solely of three disinterested independent directors and the Board of Directors with Mr. DePiano and Mr. DePiano, Jr. abstaining from the vote.

The committee believed that the Exchange Transaction would improve the Company’s balance sheet and its business prospects. Over the past three years the Board has considered several alternatives and various strategic transactions for the Company, which management of the Company and the Board determined not to be viable or in the best interest of the Company, its shareholders, its customers, its suppliers, its employees and the communities in which offices of the Company are located. The committee considered alternatives to repaying the debt represented by the Notes and believed that a cash repayment of such debt would adversely impact the Company’s resources and its ability to continue operations. The committee considered that the Holders were willing to effect the Exchange Transaction on the basis that they are provided certain protections of liquidation rights and voting rights in exchange for relinquishing their status as creditors of the Company. The committee considered that the fair market value of a shares of the Company’s common stock on a minority, marketable basis as of November 30, 2017 was $0.15 per share, which for the basis for establishing the Conversion Ratio described in Item 5.03 of this Form 8-K report.

The committee considered the alternatives to the Exchange Transaction, and determined that the Exchange Transaction was in the best interest of the Company, its shareholders, its customers, its suppliers, its employees and the communities in which offices of the Company are located.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the Exchange Agreement, effective 12:01 a.m. February 15, 2018, the Company is issuing to the Holders 2,000,000 shares in exchange for the principal amount of the Notes in the aggregate amount of $645,000. The shares of Preferred Stock are being issued pursuant to the exemptions from registration under Section 3(a)(9) of the Securities Act of 1933 (the "Act"), an exchange of securities where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange, and Section 4(a)(2) of the Act, a transaction by the Company not involving any public offering.

The terms of the Preferred Stock are described in Item 5.03 of this Form 8-K report, which is incorporated by reference to this Item 3.02.

Item 5.01 Changes in Control of Registrant.

The information set forth in Item 1.01 and 5.03 of this Form 8-K is incorporated by reference into this Item 5.01. As a result of the transaction under the Exchange Agreement and the issuance of the shares of Preferred Stock to the Holders, the Holders have beneficial ownership of 77.49% of the voting power on all actions to be taken by the Company’s shareholders.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 14, 2018, the Company filed a Statement with Respect to Shares (the "Statement") with the Secretary of State of the Commonwealth of Pennsylvania authorizing the issuance of 2,000,000 of the Preferred Stock. The following summary description of the terms of the Preferred Stock is qualified in its entirety by reference to the Statement, which the Company is filing as Exhibit 3.1 to this Form 8-K, which is incorporated by reference in this Item 5.03.

Type of Security and Number of Shares: 2,000,000 shares of Preferred Stock.

Voting Rights: Except as may be otherwise provided in the Company’s Articles of Incorporation or by law, the Preferred Stock votes together with all other classes and series of stock of the Company as a single class on all actions to be taken by the shareholders of the Company, including, but not limited to, actions amending the Articles of Incorporation of the Corporation to increase the number of authorized shares of Common Stock. Each share of Preferred Stock entitles the holder thereof to 13 votes per share on each action on which such holder votes, subject to equitable adjustment in the event of any stock dividend, stock split, combination or other similar event of the Common Stock or the Preferred Stock. Approval of the holders of at least a majority of the outstanding shares of Preferred Stock, voting separately, will be required in connection with any of the following actions: (i) consent to liquidation, dissolution or sale of all or substantially all of the Company assets, merger or similar transactions, unless the holders would receive an amount in cash per share that would represent not less than the Liquidation Preference Payments, as defined in the Preferred Stock terms; (ii) any change to the Preferred Stock terms; (iii) any amendment to the Company’s Articles of Incorporation or bylaws; (iv) dividends on or repurchases of any capital stock of the Company; and (v) the issuance of any additional shares of Preferred Stock.

Dividends: Each outstanding share of the Preferred Stock accrues dividends calculated cumulatively at the annual rate of $.0258 per share (such amount subject to equitable adjustment in the event of any stock dividend, stock split, combination, reclassification other similar event), payable upon the earlier of (i) a liquidation, dissolution or winding up of the Company or (ii) conversion of the Preferred Stock into Common Stock. Upon either of such events, all such accrued and unpaid dividends, whether or not earned or declared, to and until the date of such event, will become immediately due and payable and will be paid in full. The dividends payable to the holders of the Preferred Stock is payable in cash or, at the election of any such holder, in a number of additional shares of Common Stock equal to the amount of the dividend expressed in dollars divided by the then applicable Conversion Ratio, described below.

Liquidation: The holders of the Preferred Stock will be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the Common Stock (treating each share of Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which such share of Preferred Stock is then convertible). Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Preferred Stock will be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Preferred Stock, including the Company’s Common Stock, to be paid an amount equal to the greater of (i) $.3225 per share plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant the terms of the Preferred Stock prior to such liquidation, dissolution or winding up, and the holders of Preferred Stock will not be entitled to any further payment upon such event. The consolidation or merger of the Company into or with any other entity or entities that results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (except for a merger solely to effect a reincorporation of the Company in another state), and the sale, lease, abandonment, transfer or other disposition by the Company of all or substantially all its assets, will be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of the provisions of the Preferred Stock, unless the holders of at least a majority of the then outstanding shares of the Preferred Stock, voting separately as a class elect otherwise. In connection with any such transaction contemplated by the preceding sentence, all consideration payable to the shareholders of the Company, in connection with a merger or consolidation, or all consideration payable to the Company, together with all other available assets of the Company (net of obligations owed by the Company), in the case of an asset sale, will be paid to and deemed (to the fullest extent permitted by law) distributed (in the case of a merger or consolidation) or available for distribution and payment as provided in the terms of the Preferred Stock (in the case of a sale of assets), as applicable, to the holders of capital stock of the Company in accordance with the preference and priorities set forth in the terms of the Preferred Stock, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation or sale transaction as if the same were a liquidation, dissolution or winding up.

Conversion: Subject to the terms and conditions of Preferred Stock, the holder of any share or shares of the Preferred Stock has the right, at its option at any time, to convert each such share of Preferred Stock (except that, upon any liquidation of the Corporation, the right of conversion will terminate at the close of business on the business day fixed for payment of the amounts distributable on the Preferred Stock) into 2.15 shares of Common Stock (the "Conversion Ratio"). The Conversion Ratio is subject standard provisions for adjustment in the event of a subdivision or combination of the Company’s Common Stock and upon any reorganization or reclassification of the capital stock of the Company.

Item 9.01 Financial Statements and Exhibits.

Exhibit No. Exhibit Description

3.1 Statement with Respect to Shares filed February 14, 2018

10.1 Debt Exchange Agreement dated as of February 14, 2018.

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Exhibit Index

Exhibit No.	Description

3.1	Statement with Respect to Shares filed February 14, 2018
10.1	Debt Exchange Agreement dated as of February 14, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Escalon Medical Corp.

February 14, 2018	By:	Ricahrd J. DePiano, Jr.

Name: Ricahrd J. DePiano, Jr.
Title: CEO

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